Exhibit 99.1

For More Information, Contact:

James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals Reports Preliminary Fourth Quarter 2010 Net

Revenue and Announces 2011 XIAFLEX Revenue Guidance

Preliminary Fourth Quarter 2010 XIAFLEX® Net Revenues Are $8.4 Million

Preliminary Fourth Quarter 2010 Testim® Net Revenues Increased by 13.3% over 4Q09 to $53.4Million

2011 XIAFLEX Net Revenues Expected to be in the Range of $55 Million to $67 Million

MALVERN, PA, January 10, 2011—Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL) today reported that preliminary fourth quarter 2010 total net revenue was $61.8 million, up 28.7% compared with $48.0 million in the fourth quarter of 2009. For the full year 2010, preliminary total net revenue was $211.4 million, up 28.9% compared with $164.0 million in 2009.

“We are energized by the significant progress that Auxilium made in 2010. We achieved record revenues for Testim®, launched XIAFLEX® in the U.S. for Dupuytren’s contracture, received a positive CHMP opinion with our EU partner, Pfizer, for XIAFLEX for Dupuytren’s contracture, and initiated XIAFLEX global phase III clinical trials for Peyronie’s disease,” said Armando Anido, Chief Executive Officer and President of Auxilium. “As we look forward to 2011 and beyond, we expect Testim revenues to continue to grow and believe that the potential global market for XIAFLEX represents a blockbuster opportunity, which could provide sustainable long-term growth for the Company.”

Preliminary Fourth Quarter 2010 Revenue Details

Auxilium reported the following unaudited net revenues (all amounts in millions of dollars) for the quarter ended December 31, 2010:

	Quarter End 12/31/2010	Quarter End 12/31/2009	Increase (Decrease)
Testim U.S. Revenue	$52.1	$42.2	23.3%
Testim Ex – U.S. & Contract Revenue	1.3	4.9	(73.7%)

Total Testim Revenue	$53.4	$47.1	13.3%

XIAFLEX U.S. Revenue	$7.3	n/a	n/a
XIAFLEX Contract Revenue	1.1	0.9	22.1%

Total XIAFLEX Revenue	$8.4	$0.9	845.0%

Total Worldwide Revenue	$61.8	$48.0	28.7%

Contract Revenues represent amortization of previously received upfront and milestone payments.

Preliminary 2010 Revenue Details

Auxilium reported the following unaudited net revenues (all amounts in millions of dollars) for the full year 2010:

	Year End 12/31/2010	Year End 12/31/2009	Increase (Decrease)
Testim U.S. Revenue	$190.0	$152.0	25.0%
Testim Ex – U.S. & Contract Revenue	3.0	8.5	-64.2%

Total Testim Revenue	$193.0	$160.5	20.3%

XIAFLEX U.S. Revenue	$14.1	n/a	n/a
XIAFLEX Contract Revenue	4.3	3.6	22.1%

Total XIAFLEX Revenue	$18.4	$3.6	416.7%

Total Worldwide Revenue	$211.4	$164.0	28.9%

Contract Revenues represent amortization of previously received upfront and milestone payments.

2011 XIAFLEX Net Revenue Guidance

For 2011, Auxilium anticipates that 2011 XIAFLEX net revenues will be in the range of $55.0 to $67.0 million, including approximately $50.0 to 60.0 million in U.S. revenue, and $5.0 to 7.0 million in revenue recognized from royalties and milestones under the Pfizer contract.

Upcoming Investor Presentation

Auxilium reported these numbers in advance of a presentation to investors tomorrow, January 11, 2011 at the 29th Annual J.P. Morgan Healthcare Conference in San Francisco, when Auxilium’s Chief Executive Officer and President, Armando Anido, will outline the Company’s strategic priorities. Mr. Anido will speak at 4:00 p.m. PT (7:00 p.m. ET) tomorrow, and his remarks will be webcast via a link on the “For Investors” section of www.auxilium.com.

Mr. Anido will give an overview of the Auxilium current business strategy, which will focus on the following areas:

•	maximizing the value of Testim and XIAFLEX,

•	delivering on the current pipeline,

•	building out the pipeline in specialty therapeutic areas.

A PDF of the presentation slides to be used during the remarks is now available on the “For Investors” section of the Auxilium web site under the “Presentations” tab. A question and answer session will follow tomorrow’s presentation and will also be webcast. The presentation webcast, the presentation slides and the question and answer session webcast can be accessed via a link on the “For Investors” section of the Auxilium web site under the “Events” tab. The replay will be available for ninety days after the event.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism. Auxilium has four projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s intention to present at the 29th Annual J.P. Morgan Healthcare Conference; anticipated net revenues for 2011; and products in development for Peyronie’s disease, Frozen Shoulder syndrome, overactive bladder, pain, hormone replacement and urologic disease; and all other statements containing projections, statements of future performance or expectations, our beliefs or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Forward-looking statements can generally be identified by words such as “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and other words and terms of similar meaning in connection with any discussion of projections, future performance or expectations, beliefs, plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, decisions by regulatory authorities as to whether and when to approve drug applications, and general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in Auxilium’s Annual Report under the heading “Risk Factors” on Form 10-K for the year ended December 31, 2009 and in Auxilium’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which are on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of Auxilium’s home page on the Internet at http://www.Auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that Auxilium does not presently know or that Auxilium currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide Auxilium’s expectations, plans or forecasts of future events and views as of the date of this release. Auxilium anticipates that subsequent events and developments will cause Auxilium’s assessments to change. However, while Auxilium may elect to update these forward-looking statements at some point in the future, Auxilium specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Auxilium’s assessments as of any date subsequent to the date of this release.